CREDIT SUISSE

Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated June 10, 2010

Credit Suisse FX Factor USD Excess Return Index
Monthly Performance Report - May 2010

1 June 2010



Performance Statistics

	May	3 Months	YTD	12 Months	5 Years
Excess Return	-1.30%	0.98%	0.31%	3.14%	22.94%
Realized Volatility	10.77%	7.27%	6.23%	5.28%	5.24%
Sharpe Ratio	-1.41	0.56	0.15	0.60	0.80
Skew	-0.32	-0.53	-0.51	-0.49	-0.39
Kurtosis	2.49	5.06	6.11	4.83	2.38
Maximum Drawdown	-3.67%	-3.67%	-3.67%	-3.67%	-4.96%
Maximum Drawdown Date	07 May 10	07 May 10	07 May 10	07 May 10	23 Sep 08

Source: Credit Suisse - May 2005 to May 2010 FXFTERUS performance (simulated prior to Apr 09)

Performance (past 12 months)



Index Level
250
245
240
235
230
225
220
FXFTERUS
May 09
Aug 09
Nov 09
Feb 10

Risk-Return Comparison (12 month rolling)



Return
50%
40%
30%
20%
10%
0%
-10%
CS Tremont Hedge Fund Index
JP Morgan Global Bond Index
MSCI World
FXFTERUS
FX Parker Index
S&P GS Commodity Index
Volatility
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse-May 2009 to May 2010 FXFTERUS performance (simulated prior to Apr 09)

Highlights

- Against the background of substantial disruption in financial markets, the CS FX Factor Index registered a decline of 1.30% in May. Year to date, the FX Factor index yielded a positive excess return of 0.31%, with a realised volatility of 6.23%.
- As the systemic risk in financial markets increased significantly over the past month, pro-risk FX strategies registered substantial losses.
- Carry, Emerging Markets, Terms of Trade and Momentum contributed negatively to the overall performance of the index in May, while Growth and Value provided substantial support.
- The sharp currency moves over the past few weeks triggered several portfolio rebalancing episodes, resulting in a more conservative portfolio allocation, both in terms of overall market exposure and in terms of sensitivity to risk.

Strategy Contribution

	3 Months	12 Months
Carry	1.48%	2.70%
EM	-0.54%	0.00%
Growth	1.83%	2.50%
Momentum	-0.93%	-1.25%
Terms of Trade	-0.70%	-1.30%
Value	-0.16%	0.48%
Overall	0.98%	3.14%

3 Months Rolling Contribution



4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
Carry
Growth
Value
FX Factor
Terms of Trade
Momentum
EM
May-09 / Aug-09
Aug-09 / Nov-09
Nov-09 / Feb-10
Feb-10 / May-10

Source: Credit Suisse - May 2009 to May 2010 FXFTERUS performance (simulated prior to Apr 09)

Index Facts

Index Value (31 May 2010)	241.69
Bloomberg Index Ticker	FXFTERUS Index <GO>

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